Exhibit 10.1

Summary of Pixelworks Non-Employee Director Compensation

Cash compensation:

Board Member Retainer	$27,000 per year
Audit Committee Retainer	$8,000 per year, regular member $16,000 per year, Chair
Compensation Committee Retainer	$5,000 per year, regular member $10,000 per year, Chair
Nominating and Governance Committee Retainer	$3,000 per year, regular member $6,000 per year, Chair
Chairman of the Board	$35,000 per year

Cash compensation is paid in quarterly increments.

Stock compensation:

New non-employee Board members receive an initial option award to purchase 10,000 shares of the Company’s common stock upon election or appointment to the Board. The option has an exercise price equal to the closing price of the common stock on the grant date, and a maximum term of six years. The award vests with respect to 25% of the shares on the first anniversary of the grant date, and on a monthly basis thereafter for the next three years.

Non-employee Board members who continue to serve on the Board after each annual meeting will receive an award of 8,000 restricted stock units (RSUs) upon re-election to the board of directors at the annual meeting of shareholders. These RSUs are scheduled to vest on the first to occur of (1) the day before the next annual meeting of the Company’s shareholders that follows the grant date or (2) the first anniversary of the grant date and are payable in shares of the Company’s common stock.